Exhibit 99
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First Mid-Illinois Bancshares, Inc. had a successful first quarter with diluted earnings per share increasing to $.46 per share as compared to $.40 per share for the first quarter of 2007, a 15% increase. Net income increased to $2,922,000 as compared to $2,594,000 in the first quarter of 2007. All share and per share information for the current and prior periods presented in this report have been adjusted to reflect the three-for-two stock split in the form of a 50% stock dividend completed in June 2007.

Growth in net interest income was the primary contributor to the increase in earnings. Net interest income increased to $8,502,000 as compared to $7,677,000 for the first quarter of 2007. This was the result of an improved net interest margin and modest growth of loans and deposits. The Company’s 2008 year-to-date net interest margin was 3.55% as compared to 3.41% for the first three months of 2007. This was the result of funding costs decreasing more quickly than asset yields. In addition, growth in loan balances to $738 million on March 31, 2008 from $709 million on March 31, 2007 led to increased interest income. The growth was primarily in commercial operating and commercial real estate loans. Since December 31, 2007, loan balances have declined as a result of seasonal paydowns on agricultural loans. In addition, deposit balances increased to $796 million from $778 million last March due to growth in money market account balances.

Non-interest income increased to $3,970,000 for the first quarter of 2008 as compared to $3,832,000 for the same period in 2007. Fees received on ATM and debit cards increased by $90,000 from the first quarter of 2007 due to  an overall increase in the number of electronic transactions. The Company now has 32 ATMs dispersed throughout its market area and customer usage of debit cards continues to increase. In addition, service charge income increased because of fees received on overdrafts. Trust revenues increased by $27,000 from the first quarter of 2007 due to greater revenue from farm agency accounts and increased employee benefit fees.

Non-interest expense increased to $7,785,000 compared with $7,531,000 for the first quarter of 2007. This increase is attributed to increases in compensation expense and expenses related to loan collections, including legal fees and other real estate expenses.

Credit quality remains of high importance to the Company and we continue to invest significant energies in this area. Our provision for loan losses amounted to $191,000 for the first three months of 2008 as compared to $186,000 last year. Net charge-offs were low  at $58,000 in the first quarter of 2008  compared to $31,000 for the same period last year. However, as general economic trends have declined, we have seen an increase in the level of non-performing loans. Non-performing loans were $8.3 million on March 31, 2008 as compared to $4 million on March 31, 2007. Much of this increase is due to the insufficient cash flows on commercial real estate loans of one borrower which totaled $2.9 million as of March 31, 2008.

We continue to make progress on our retail customer service and sales efforts. During the first quarter, each of our frontline staff completed customer service training. In addition, we introduced our new checking account lineup and are pleased with how our customers have received these products thus far.

As most shareholders already know, our organization lost a true friend on April 21, 2008 when Dr. Daniel E. Marvin, Jr. passed away. Dan first joined the board of our bank in 1980 and was one of the original organizers of First Mid-Illinois Bancshares, Inc. in 1981. He was always committed to First Mid--our customers, shareholders, employees and most importantly our values. He will be missed by all.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,

/s/ William S. Rowland

Sincerely,
William S. Rowland
Chairman and Chief Executive Officer

April 30, 2008

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Mar 31	Dec 31
	2008	2007

Assets
Cash and due from banks	$22,808	$28,737
Federal funds sold and other interest-bearing deposits	41,905	2,386
Investment securities:
Available-for-sale, at fair value	169,783	184,033
Held-to-maturity, at amortized cost (estimated fair value of $1,062 and
$1,194 at March 31, 2008 and December 31, 2007, respectively)	1,043	1,178
Loans	737,841	748,161
Less allowance for loan losses	(6,251)	(6,118)
Net loans	731,590	742,043
Premises and equipment, net	15,210	15,520
Goodwill, net	17,363	17,363
Intangible assets, net	4,136	4,327
Other assets	17,322	20,751
Total assets	$1,021,160	$1,016,338

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$120,775	$124,486
Interest bearing	674,932	646,097
Total deposits	795,707	770,583
Repurchase agreements with customers	54,251	68,300
Other borrowings	59,250	67,250
Junior subordinated debentures	20,620	20,620
Other liabilities	8,136	9,133
Total liabilities	937,964	935,886
Stockholders’ Equity:
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,163,687 shares in 2008 and 7,135,113 shares in 2007)	28,655	28,450
Additional paid-in capital	23,941	23,308
Retained earnings	52,817	49,895
Deferred compensation	2,629	2,568
Accumulated other comprehensive income (loss)	1,815	1,096
Treasury stock at cost, 923,385 shares in 2008 and 858,396
in 2007	(26,661)	(24,955)
Total stockholders’ equity	83,196	80,452
Total liabilities and stockholders’ equity	$1,021,160	$1,016,338

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended March 31,	2008	2007

Interest income:
Interest and fees on loans	$12,354	$12,172
Interest on investment securities	2,122	2,269
Interest on federal funds sold & other deposits	311	85
Total interest income	14,787	14,526
Interest expense:
Interest on deposits	4,850	5,290
Interest on repurchase agreements with customers	368	577
Interest on other borrowings	701	587
Interest on subordinated debt	366	395
Total interest expense	6,285	6,849
Net interest income	8,502	7,677
Provision for loan losses	191	186
Net interest income after provision for loan losses	8,311	7,491
Non-interest income:
Trust revenues	744	717
Brokerage commissions	99	112
Insurance commissions	709	699
Services charges	1,321	1,270
Securities gains (losses), net	151	139
Mortgage banking revenues	108	121
Other	838	774
Total non-interest income	3,970	3,832
Non-interest expense:
Salaries and employee benefits	4,124	4,076
Net occupancy and equipment expense	1,235	1,217
Amortization of intangible assets	191	217
Other	2,235	2,021
Total non-interest expense	7,785	7,531
Income before income taxes	4,496	3,792
Income taxes	1,574	1,198
Net income	$2,922	$2,594

Per Share Information (unaudited)
For the year ended March 31,	2008	2007
Basic earnings per share	$0.47	$0.40
Diluted earnings per share	$0.46	$0.40
Book value per share at March 31	$13.33	$12.01
Market price of stock at March 31	$25.50	$27.63

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended March 31,	2008	2007

Balance at beginning of period	$80,452	$75,786
Net income	2,922	205949
Dividends on stock	-	7
Issuance of stock	677	827
Purchase of treasury stock	(1,645)	(3,008)
Deferred compensation and other adjustments	71	174
Changes in accumulated other comprehensive income (loss)	719	99
Balance at end of period	$83,196	$76,479